               MARKETING, DISTRIBUTION AND SERVICE MARK AGREEMENT

               THIS MARKETING, DISTRIBUTION AND SERVICE MARK AGREEMENT ("Agreement") is dated as of _______________, 1994 and is made by and among NATIONAL MEDIA CORPORATION, a Delaware corporation ("National"), MEDIA ARTS INTERNATIONAL, LTD., a Delaware corporation ("Media Arts"; National and Media Arts are hereinafter collectively referred to as "National Media"), on the one hand, and POSITIVE RESPONSE TELEVISION, INC., a California corporation ("Positive Response"), on the other hand.

                                R E C I T A L S

          A. National Media and Positive Response are party to the following agreements made December 13, 1993: Settlement Agreement and Full and Mutual Release, Agreement Respecting Ownership and Use of Service Mark and Production Agreement (the "1993 Agreements") which govern their rights and duties relating to the service mark AMAZING DISCOVERIES (the "Service Mark"), and the production and distribution of infomercials featuring the Service Mark as the program and series title.

          B. In addition to infomercials featuring the Service Mark ("Amazing Discoveries Infomercials"), Positive Response produces infomercials and spots not involving the Service Mark for (1) third parties desiring Positive Response to produce and distribute an infomercial for a product owned by the third party ("Third Party Product Infomercials") and (2) products owned by Positive Response ("PRTV Product Infomercials").

          C.   The Amazing Discoveries Infomercials, Third Party
     Product Infomercials and PRTV Product Infomercials are collectively referred to hereinafter as the "Infomercials," and the products promoted in such Infomercials are herein- after referred to as the "Products".

          D. Positive Response wants to amend the 1993 Agreements to provide for the sale of the Service Mark by National Media to Positive Response.

          E. National Media is willing to sell the Service Mark to Positive Response if Positive Response will grant National Media the exclusive right to distribute the Infomercials in limited United States television markets and certain foreign countries.

          F. Positive Response is willing to grant National Media the right to distribute such Infomercials, provided National Media shares in the cost to produce such Infomercials.

               NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth herein, and intending to be legally bound hereby, the parties agree as follows:

                               A G R E E M E N T

     1.   MARKETING AND DISTRIBUTION RIGHTS.
          1.1 Grant of Rights. Subject to the terms and conditions of this Agreement, Positive Response hereby grants to National Media the following rights (collectively, the "Marketing and Distribution Rights"):

                 1.1.1 Television Marketing. The sole and exclusive right to advertise, promote, market, sell and otherwise distribute the Infomercials and the Products promoted in the Infomercials in the Territories (defined in Paragraph 1.3.1), to the extent such rights have been granted to or are owned by Positive Response, by broadcast, cable, satellite and all other forms of television transmission now existing or hereinafter developed by means of such programming as National Media may determine, including, without limitation, infomercials, spots, promos and television shopping programs ("Television Marketing").

                 1.1.2 Non-Television Marketing. The sole and exclusive right to advertise, promote, market, sell and otherwise distribute the Products promoted in the Infomercials in the Territories (defined in Paragraph 1.3.2), to the extent such rights have been granted to or are owned by Positive Response, by whatever additional means and media other than Television Marketing as National Media may choose, including, without limitation, radio, all print media, direct mail solicitation, direct sales, telemarketing, credit card syndication, catalog sales, retail sales and wholesale sales ("Non-Television Marketing").

                 1.1.3 Use of Intellectual Property. In connection with the exercise of the Marketing and Distribution Rights, the exclusive right to use within the Territories any and all trade names, trademarks, patents, and copyrights which Positive Response may own or control with respect to the Products and the Infomercials (hereinafter collectively referred to as "Intellectual Property"). National Media shall only use the Intellectual Property in the forms which they appear in the Infomercial or Product packaging and literature, and National Media shall not use, or authorize the use, of any abbreviated form of the Intellectual Property. National Media shall notify Positive Response of each country in which it intends to sell Products or broadcast an Infomercial. National Media shall use its best efforts to provide such notice to Positive Response at its earliest opportunity in advance of airing so that Positive Response may apply for Intellectual Property protection.

                 1.1.4 Names, Likenesses and Endorsements. In connection with the exercise of the Marketing and Distribution Rights, the right to use the names, likenesses (including, without limitation, photographs, illustrations, films and videotapes), endorsements and testimonials of all endorsers and other persons which may appear in the Infomercials.

                 1.1.5 Subdistributors. The right to appoint such
                subdistributors, except in the United States and Canada, as National Media may deem appropriate in order to market and distribute the Products and Infomercials and the right to sublicense its rights hereunder to such subdistributors.

                 1.1.6 Derivative Works. In connection with the Marketing and
                Distribution Rights in countries other than the United States and Canada, the right to make any and all translations, adaptations or variations of the Infomercials as may be necessary to conform with local custom, usage and regulation ("Derivative Works") except and excluding the right to reduce the retail sales price below the then United States equivalent of the price set forth in the Infomercial.

                 1.1.7 Packaging. The right to modify packaging labels,
                disclosures and box designs to conform to territorial requirements.

          1.2 Effect of Exclusivity on Competitive Products or Infomercials. Except as expressly limited by this Paragraph 1.2, National Media and Positive Response may pursue such product development, advertising, marketing, promotions and other business activities as they may desire, including without limitation, the production and airing of infomer-cials on national and international cable, broadcast and satellite television without regard to whether or not such activities are directly competitive with the Products or the Infomercials.

                 1.2.1 Limitations on National Media. While National Media is
                distributing a Product under this Agreement, National Media shall not, without Positive Response's prior written consent (a) directly or indirectly, either by itself or in participation with any other person or entity, engage in marketing or distribution (by any means or medium) of any of the Products, or of any other products so similar in design, composition, content or function to the Products as to be likely to cause confusion or mistake among those persons and entities constituting the market for the Products ("Confusingly Similar Products"); (b) license or otherwise grant the right to any other person or entity to engage in marketing or distribution (by any means or medium) of any of the Products in the United States or Canada, or of any Confusingly Similar Products in any of the Territories; or (c) sell the Products in the United States or Canada, or any Confusingly Similar Products in any of the Territories, to any other person or entity for distribution or resale. Nothing in this Paragraph 1.2.1 or otherwise in this Agreement shall prevent National Media from marketing or participating in the marketing of goods which, though not Confusingly Similar Products, may compete with Products for sales.

          1.3  Territories Defined.

                1.3.1 Television Marketing Territories. With respect to
               Television Marketing, the term "Territories" shall mean all countries in the world except and excluding the United States, Canada and New Zealand (except as otherwise expressly permitted in the next sentence). "Territories" shall include the United States and Canada, but only to the extent of cable networks and channels in such countries for which National Media, during the Term of this Agreement, shall have (and for as long as it shall maintain) an exclusive arrangement to air infomercials (including, at the time of execution hereof and without limitation, TNN, Americana and Home Team Sports). An exclusive arrangement to air infomercials shall mean an agreement with a channel or cable broadcaster to act as its exclusive agent through which all time devoted to Infomercials is sold by the channel or cable broadcaster.

                 1.3.2 Non-Television Marketing Territories. With respect to
                Non-Television Marketing, the term "Territories" shall mean all countries in the world except and excluding the United States, Canada and New Zealand.

          1.4 Excluded Products. If Positive Response does not own or acquire the rights to distribute an Infomercial product in all non-United States and non-Canadian foreign markets, Positive Response shall not be obligated to grant Marketing and Distribution Rights relating to said product to National Media under Paragraph 1.1. Similarly, where such product distribution rights are limited, National Media shall not be obligated to pay one-half (1/2) of the Infomercial Production Costs relating to said product pursuant to Paragraph 2.3. In such event, National Media and Positive Response shall negotiate in good faith for a basis upon which Positive Response will grant National Media the Marketing and Distribution Rights to the extent such rights are controlled by Positive Response. To the extent possible, such agreement shall follow the terms set forth in this Agreement with the principal area of negotiation to be the extent to which National Media shall share in the Infomercial Production Costs.

     2. INFOMERCIAL PRODUCTION.

          2.1 Positive Response Infomercial Production. From time to time, Positive Response shall develop and produce Infomercials designed to market or sell Products. If Positive Response deems it appropriate, Positive Response may advise National Media of its intention to produce an Infomercial. However, National Media shall have no right to participate in any aspect of the decision to develop or produce an Infomercial, except to the limited extent provided in Paragraph 2.3. Positive Response intends to continue its past rate of Infomercial production but its failure to do so shall not be a basis for National Media to claim a breach of this Agreement.

          2.2 Product Selection. Positive Response shall be solely responsible for the selection of goods or services suitable for acquisition or development by Positive Response as a Product. If National Media deems it appropriate, National Media may suggest a product for consideration by Positive Response as being suitable for an Infomercial. However, National Media is under no affirmative duty to locate suitable goods or services. Positive Response intends to continue its past practice of locating products and goods suitable for acquisition or development by Positive Response as a Product, but its failure to do so shall not be a basis for National Media to claim a breach of this Agreement.

          2.3 National Media to Pay Half of Infomercial Production Costs. As consideration for the right to receive Marketing and Distribution Rights for future Products and Infomercials, National Media shall pay Positive Response for one-half (1/2) of the Infomercial Production Costs (as defined in Paragraph 2.3.1) which are incurred by Positive Response in connection with the creation and production of each Infomercial during the Term of this Agreement without regard to whether the Infomercial is or is not a commercial success. National Media's direct liability for any one Infomercial shall be limited to $125,000 (i.e., one-half of total Infomercial Production Costs of $250,000). In the event the Infomercial Production Costs exceed $250,000, the excess shall be the responsibility of Positive Response.

                2.3.1 Infomercial Production Costs Defined. "Infomercial
               Production Costs" shall mean expenses incurred for third party talent and direction, studio rental costs, set costs, props, equipment, film crews, location fees, travel expenses, computer research services, music licensing fees, meals, courier services, telephone, fax, filmstock, dubbing and duplicating costs, Infomercial graphics, Product literature, graphic design for Product packaging, attorneys' fees and costs related to Infomercial compliance with appropriate governmental regulations, and all other services and materials necessary to create, develop and produce the Infomercial.

                     2.3.1.1 Costs Excluded from Infomercial Production Costs.
                    Infomercial Production Costs shall not include any costs or expenses incurred in the acquisition of a Product, the initial testing of the Infomercial, salaries of Positive Response personnel, or Positive Response direct or indirect overhead. To the extent materials or supplies are provided for the Infomercial by Positive Response, all such items shall be included as Infomercial Production Costs at Positive Response's cost.

                2.3.2 National Media's Share of Costs of New Amazing Discoveries
               Set and Graphics. In addition to and not as part of the Infomercial Production Costs, National Media shall pay Positive Response for one-half (1/2) of the costs incurred by Positive Response to improve and alter the Amazing Discoveries set and graphics which will be used to produce Amazing Discoveries Infomercials under this Agreement. National Media's total liability for its one-half (1/2) share of such costs shall be limited to Seventy-Five Thousand Dollars ($75,000.00) with any amounts in excess of $150,000.00 being the sole responsibility of Positive Response.

          2.4 National Media's Payment of Infomercial Production Costs. Positive Response shall submit invoices to National Media from time to time reflecting National Media's one-half share of Infomercial Production Costs and National Media's one-half share of the new Amazing Discoveries set and graphics. National Media shall promptly, within twenty (20) days of submission, pay Positive Response for such invoiced amounts. At such time as Positive Response shall invoice the Infomercial Production Costs associated with a pending Infomercial, Positive Response shall assign a project number to the Infomercial. Positive Response is under no obligation to disclose to National Media the Product or any information relating to the Infomercial. If National Media fails to pay Positive Response its share of the Infomercial Production Costs within the twenty (20) days following submission by Positive Response of its invoice, such failure to pay shall be deemed National Media's conclusive and binding election to waive all of its Marketing and Distribution Rights as they relate to the Infomercial being produced.

          2.5 Ownership of Product and Infomercial. Notwithstanding National Media's payment of one-half of the Infomercial Production Costs, and subject only to the rights expressly granted to National Media pursuant to Paragraphs 1 and 10.2, Positive Response shall be the sole and absolute owner, to the complete exclusion of National Media, of all right, title and interest in and to the Product, the Infomercial (and all property purchased in connection with the production thereof), Derivative Works and all Intellectual Property related thereto.

     3. SUPPLY AND FULFILLMENT.

          3.1 Product Sourced Solely Through Positive Response. All Products sold by National Media pursuant to this Agreement shall be purchased by National Media or its subdistributors solely from Positive Response. Positive Response shall use its best efforts to cause its suppliers to promptly ship such Product to such locations as National Media may designate, in such quantities and times as National Media shall from time to time specify as being necessary to complete the orders of National Media's customers without unreasonable delay or interruption. Positive Response shall not be liable for failure to ship any Product, nor for any delay in shipment due to any cause, including, but not limited to, any delays caused by conditions or circumstances within Positive Response's reasonable control.

                3.1.1 Foreign Product Duplication. In the event the Product involves the sale of books, audiotapes or videotapes, National Media and Positive Response shall mutually select an independent supplier which either party shall have the right to audit. In the event of any disagreement respecting the foreign duplication, the decision of Positive Response shall control.

          3.2 Warranty Policies. The warranties applicable to each Product shall be determined by Positive Response at the time each such Infomercial is produced. In the event such warranties are not expressly established, the provisions of this Paragraph 3.2 shall control. The Products will be sold to National Media with the understanding that they will be free of defect in workmanship or material and conform to their stated specifications at the time of sale. The foregoing warranty shall be for the benefit of

     National Media and all persons and entities purchasing Products by or through National Media, all of whom shall be third-party beneficiaries of such warranty. In the event that any such Product proves to be defective in either workmanship or material at the time of sale, Positive Response will provide a replacement Product, provided that National Media or its subdistributor gives Positive Response notice of any loss or claim as soon as practicable under the circumstances, and cooperates fully with Positive Response in the handling of such claims. In no event shall Positive Response be responsible for any incidental or consequential damages, for lost profits, nor for any other damages. Positive Response's total responsibility shall not exceed the value of the Product in question. Positive Response expressly disclaims any implied warranties of merchantability or fitness for a particular purpose.

          3.3 National Media's Payment Responsibilities. Positive Response shall be permitted to suspend any shipments, at its own discretion, in the event National Media fails to promptly pay all amounts due Positive Response in accordance with Paragraph 4.

     4.   PRODUCT PRICING AND PAYMENT TERMS.

          Where the sale by National Media is to the ultimate consumer, the price at which Positive Response shall sell all Products to National Media during the Term of this Agreement ("Retail Product Purchase Price Per Unit") shall be that percentage (as set forth in Paragraph 4.1.1) of National Media's "Adjusted Net Revenues" (as defined in Paragraph 4.2) per unit, but in no event shall the Retail Product Purchase Price Per Unit for any given Product be less than National Media's "Adjusted Cost Per Unit" (as defined in Paragraph 4.3) for such Product sales. Where the sale by National Media is on a wholesale basis to an unrelated subdistributor and not to the ultimate consumer, the price at which Positive Response shall sell all Products to National Media during the Term of this Agreement ("Wholesale Product Purchase Price Per Unit") shall be that percentage
     (as set forth in Paragraph 4.1.2) of National Media's "Adjusted Gross Profit" (as defined in Paragraph 4.4) per unit. Payment and shipping terms shall be as described in Paragraph 4.5.

          4.1  Product Pricing.  National Media shall pay
     Positive Response the following amounts for Product:

                4.1.1  Retail Product Purchase Price Per Unit.
               The Retail Product Purchase Price Per Unit for Products purchased from Positive Response under this Agreement shall be:

                      4.1.1.1  Foreign Sales.  For all sales of
                    Product where the end buyer is outside of the United States and Canada, the Retail Product Purchase Price Per Unit of Product shall be equal to twenty-five percent (25%) of the Adjusted Net Revenues per unit sold.

                      4.1.1.2  Domestic Sales.  For all sales of
                    Product where the end buyer is inside of the United States or Canada, the Retail Product Purchase Price Per Unit of Product shall be equal to twenty-three percent (23%) of the Adjusted Net Revenues per unit sold.

                4.1.2  Wholesale Product Purchase Price Per Unit.
               The Wholesale Product Purchase Price Per Unit for
               Products purchased from Positive Response under this Agreement shall be:

                      4.1.2.1  40% Of Adjusted Gross Profit.  For
                    all sales of Product where the sale by National
                    Media is outside of the United States and Canada and on a wholesale basis to an unrelated subdis-tributor and not to the ultimate consumer, the Wholesale Product Purchase Price Per Unit of Product shall be forty percent (40%) of the "Adjusted Gross Profit Per Unit", as defined in Paragraph 4.4, plus the Invoiced Cost Per Unit, as defined in Paragraph 4.3.1.

          4.2 Adjusted Net Revenues Defined. "Adjusted Net Revenues" shall mean the gross revenues from all sales of a Product by National Media and its subdistributors less the following adjustments: (a) shipping and handling revenue collected by National Media from television sales; (b) refunds, credits or other allowances to customers on account of returned or rejected goods; (c) uncollectible accounts due to credit card chargebacks, bad checks, or other reasons of uncollectibility; and (d) sales and excise taxes, value added tax (VAT), and other taxes imposed upon the sale.

          4.3 Adjusted Cost Floor. In the event the Product being sold has a high wholesale cost per unit relative to its retail price, the Retail Product Purchase Price Per Unit of Product under Paragraph 4.1.1 shall not be less than National Media's Adjusted Cost Per Unit, as defined in Paragraph 4.3.1.

                4.3.1 Adjusted Cost Per Unit Defined. The "Adjusted Cost Per
               Unit" shall mean the "Invoiced Cost Per Unit" plus six percent (6%) of the "Adjusted Net Revenues" per unit. "Invoiced Cost Per Unit" shall be the price per unit of Product imposed at the time of shipment, which shall be Positive Response's actual delivered cost of goods per unit including freight, duties or other charges advanced, if any, by Positive Response on behalf of National Media.

          4.4 Adjusted Gross Profit Per Unit Defined. The "Adjusted Gross Profit Per Unit" shall be the Adjusted Net Revenues per unit less the Invoiced Cost Per Unit, freightin and applicable duties.

          4.5  Purchase Orders, Shipment Terms and Payment Terms.

                4.5.1 Purchase Orders. All Product purchase orders by National
               Media shall be subject to and governed by this Agreement. Additional terms appearing on the face or reverse side of a National Media purchase order shall become part of the terms and conditions of the purchase, and shall supplement this Agreement until objected to by Positive Response. Upon objection, National Media and Positive Response shall resolve their differences respecting the additional terms. Terms which appear on the face or reverse side of a National Media purchase order which differ or alter the terms of this Agreement shall be of no force or effect.

                4.5.2 Shipment Terms. All Products will be shipped F.O.B. Origin with freight collect or prepaid and added to the invoice as may be specified on the individual purchase orders. If National Media requests Positive Response to arrange the transportation of the Products, Positive Response will ship in accordance with National Media's instructions. In the absence of shipping instructions, Positive Response will use its best efforts to select the least expensive available carrier consistent with National Media's purchase order and stated delivery requirements, but Positive Response will not assume any liability for the shipment, nor shall the carrier be construed as an agent of Positive Response.


                4.5.3 Payment Terms For Domestic Markets. National Media shall pay Positive Response or its supplier, as directed by Positive Response, that portion of the Retail Product Purchase Price Per Unit for the Products purchased equal to the Invoiced Cost Per Unit for Products purchased within the United States for resale within the United States or Canada, within ten (10) days after receipt of the Products.

                4.5.4 Payment Terms for Foreign Markets. National Media shall pay Positive Response or its supplier, as directed by Positive Response, that portion of the Retail Product Purchase Price Per Unit or Wholesale Product Purchase Price Per Unit, as the case may be, for the Products purchased equal to the Invoiced Cost Per Unit for Products purchased for resale outside of the United States and Canada within thirty (30) days after receipt of the Product. If the amount due for all unpaid purchase orders under the previous sentence is expected to exceed $300,000 then not less than ten (10) days before making the purchase order for Product resulting in the credit exceeding $300,000, National Media shall establish with a bank acceptable to Positive Response and its supplier a confirmed, revolving irrevocable letter of credit in favor of Positive Response or its supplier, in the amount of that portion of the total invoiced price of the Products equal to the cost of goods plus freight advanced, if any, which will assure payment at the time of shipment for all amounts due in excess of $300,000. The term of the letter of credit shall be at least six (6) months. The amount of the letter of credit shall be renewed, and the term extended to cover each subsequent purchase order for Product where the amount of credit is expected to exceed $300,000 at least ten (10) days prior to the placing of a purchase order. The letter of credit must provide that partial shipments against the letter of credit shall be permitted, and must also provide that payment of the invoiced price shall be made when any of the following documents are presented: (1) a provisional commercial invoice; (2) a clean dock, ship or aircraft receipt, or received-for-shipment bill of lading, or other transportation receipt; or (3) National Media's certificate of inspection and acceptance.

                4.5.5 Payment of Balance of Purchase Price. The balance of the Product Purchase Price Per Unit shall be the sum of:

                      4.5.5.1 The Wholesale Purchase Price Per
                    Unit computed under Paragraph 4.1.2 less:

                              4.5.5.1.1  Amounts previously paid
                         pursuant to Paragraph 4.5.4; plus, the
                         greater of:

                      4.5.5.2 The Retail Product Purchase Price
                    Per Unit computed under Paragraph 4.1.1 less:

                              4.5.5.2.1 Amounts previously paid pursuant to Paragraphs 4.5.3 and 4.5.4;

                              and 4.5.5.2.2 A reserve for returns and
                              chargebacks equal to ten percent (10%) of the difference between Paragraph
                              4.5.5.2 less Paragraph 4.5.5.2.1; or

                       4.5.5.3  The Adjusted Cost Per Unit less:
                              4.5.5.3.1  Amounts previously paid
                              pursuant to Paragraphs 4.5.3 and 4.5.4;
                              and

                              4.5.5.3.2  A reserve for returns
                              and chargebacks equal to ten percent
                              (10%) of the net difference between
                              Paragraph 4.5.5.3 less Paragraph
                              4.5.5.3.1
               and shall be paid by National Media within thirty (30) days from the end of the month following the month in which the resale of such product is made by National Media.

                4.5.6 Sales and Payment Reports. Within thirty (30) days
               following the end of each month (the "Accounting Period"), National Media shall prepare and send to Positive Response a Sales and Payment Report which shall include a payment of the amount due under Paragraph 4.5.5 plus any reserve payment due under this Paragraph 4.5.6 and shall set forth, at a minimum, the following information on a Product by Product basis and, to the extent readily available, on a regional cluster basis, for each Product for the Accounting Period, and for all prior Accounting Periods from the inception of National Media's sales of each of said Product: (a) the number of units of each Product sold; (b) the gross sales revenues received for each Product; (c) an itemization by category of all amounts deducted from gross sales revenues for each Product for purposes of determining the Adjusted Net Revenues under Paragraph 4.2; (d) the calculations used to determine the balance of the purchase price due by National Media to Positive Response for each Product as of the end of the Accounting Period under Paragraph 4.5.5, including;
               (e) the ten percent (10%) reserve calculation for each Product;
               (f) an accounting for the actual returns for each Product against current monies then due for each Product; and (g) the Adjusted Cost Per Unit for each Product. Actual returns and chargebacks for each Product shall be charged against monies due Positive Response for the month for that Product when the actual return or chargeback is received. The ten percent (10%) reserve charge against amounts due under Paragraphs 4.5.5.2.2 and 4.5.5.3.2 for sales made in a given month shall be credited back in full to Positive Response in the second month following the month in which the reserve was established. For example, if the reserve for returns and chargebacks for the month of February, 1995 is $35,000, National Media shall pay or otherwise apply a credit of $35,000 to Positive Response in the Sales and Payment Report due for the month of April, 1995. Each Sales and Payment Report shall be deemed to be certified by National Media that the Sales and Payment Report (1) is a full, complete and accurate accounting of all sales activity and revenues for the Accounting, (2) has been prepared in accordance with the terms of this Agreement; and (3) has been prepared on a basis consistent with prior Sales and Payment Reports except where otherwise noted.

                4.5.7 Foreign Taxes. If any tax is to be imposed by any foreign country with respect to amounts payable by National Media to Positive Response, such amounts due Positive Response shall be computed and paid based upon the gross amount involved before deduction of any amount for taxes; provided, however, National Media may deduct from amounts due hereunder any such taxes actually paid on behalf of Positive Response, provided clear documentation of such payment is attached to the Sales and Payment Report wherein such reduction is taken.

          4.6 Overpayment by National Media. In the event of an overpayment by National Media under Paragraph 2.3 or this Paragraph 4, Positive Response shall promptly remit to National Media the full amount of any overpayment made to Positive Response (whether such overpayment results from receipt of duplicate payments from National Media and its credit card processing agents, credit chargebacks, or otherwise). In the event that

     Positive Response fails to remit any such overpayment within ten (10) days after notice thereof from National Media, then the unpaid amount shall bear interest in accordance with the provisions of Paragraph 4.7 hereof. Moreover, the provisions of Paragraph 4.8 hereof (no right of offset) shall apply with respect to the obligations of Positive Response to promptly pay when due all such overpayments.

          4.7 Late Payment. In the event National Media fails to pay Positive Response for any amount payable under Paragraph 2.4, this Paragraph 4 or Paragraph 11 when such amount is due, such unpaid amount shall bear interest at ten percent (10%) per annum, compounded annually, until such amount shall have been paid in full. Interest shall begin to accrue on each such unpaid amount on the date when such amount first became due.

          4.8 No Right of Offset. National Media may not delay or avoid in any way the timely payment of any amount when and as due under any alleged or actual right to offset, set off or take a deduction from the amount so due. This Paragraph 4.8 is specifically intended to preclude National Media from asserting against Positive Response any alleged or actual breach of this Agreement by Positive Response or any other claim whatsoever (other than a claim of prior payment or overpayment) as a defense against the timely payment of all amounts due hereunder. Further, National Media and Positive Response each waive any right to deposit any amount due hereunder before any court pending final resolution of any claim which would support its right to offset or set off any amounts due hereunder.

          4.9 Material Breach. The failure by National Media to pay any amount due under this Paragraph 4 when due or to render a Sales and Payment Report when due shall be con-sidered to be a material breach of this Agreement.

          4.10 Example to Product Pricing and Payment. Attached hereto as Exhibit "A-1" and incorporated herein as though fully set forth is an example reflecting the computation and payment of: Example (1) the Retail

     Product Purchase Price for Domestic Sales (Paragraph 4.1.1.2); Example (2) the Retail Product Purchase Price for Foreign Sales (Paragraph 4.1.1.1); Example (3) the Wholesale Product Purchase Price (Paragraph 4.1.2); and Example (4) the Adjusted Cost Floor (Paragraph 4.1.3).

     5. SALE OF AMAZING DISCOVERIES SERVICE MARK.

          5.1 Transfer of Service Mark. Concurrent with the execution of this Agreement, National Media shall transfer all of its right, title and interest in and to the Service Mark to Positive Response in accordance with the "Assignment of United States Service Mark" attached hereto as Exhibit "A" and incorporated herein by this reference. National Media shall execute and deliver the Assignment of United States Service Mark upon execution of this Agreement and National Media shall thereafter execute and deliver such other documents and instruments as Positive Response may reasonably deem necessary or appropriate to confirm the transfer of all of National Media's right, title and interest in and to the Service Mark, together with all attendant goodwill, to Positive Response.

                5.1.1 Foreign Registrations and Pending Applications for the
               Service Mark. To the best of its knowledge after reasonable investigation, National Media represents and warrants to Positive Response that the only foreign/non-United States registration or pending applications of the Service Mark or any derivatives thereof owned by National Media and any of its subsidiaries including Quantum Marketing International, Inc. and Quantum International, Ltd. are set forth in Exhibit "B", "List of Foreign Registrations and Pending Applications For The Amazing Discoveries Service Mark" ("Foreign Service Marks"), attached hereto and incorporated herein by this reference. (Exhibit "B" is a tentative list and will be followed up by National Media with a complete list). Upon written request, National Media shall execute or shall cause its appropriate subsidiaries to execute such documents and instruments as Positive Response may reasonably deem necessary or appropriate to transfer and assign the Foreign Service Marks to Positive Response or its designee.

          5.2 Payment for Service Mark. Upon execution of this Agreement, Positive Response shall pay National Media the sum of One Hundred Thousand Dollars ($100,000.00) in consideration of the transfer of the Service Mark. Positive Response shall also pay or reimburse National Media, as the case may be, for any additional costs incurred by National Media in prosecuting any Foreign Service Marks after the date of this Agreement.

          5.3 Termination of Mark Agreement. The Agreement Respecting Ownership and Use of Service Mark dated December 13, 1993 by and between National Media and Positive Response, is hereby terminated and shall be of no further force or effect. All rights and obligations by and between National Media and Positive Response respecting the ownership and use of the Service Mark shall be as set forth in this Agreement.

          5.4 Ownership of Prior Amazing Discoveries Infomercials. All Amazing Discoveries Infomercials produced by Positive Response prior to the date of this Agreement ("Prior Amazing Discoveries Infomercials") shall be and remain the property of National Media subject only to (a) any royalties due Positive Response and (b) a right of first refusal to purchase said Prior Amazing Discoveries Infomercials granted by National Media to Positive Response pursuant to Paragraph 5.4.1. National Media may air such Prior Amazing Discoveries Infomercials at such times as it deems appropriate notwithstanding the termination of this Agreement under Paragraph 10 subject only to its duties to pay Positive Response any fees due Positive Response pursuant to the Settlement Agreement and Full and Mutual Release dated December 31, 1993 or the Production Agreement dated December 13, 1993. Notwithstanding the transfer of the Service Mark to Positive Response hereunder, National Media may continue to use the Service Mark in connection with airing of Prior Amazing Discoveries Infomercials and the marketing of the goods advertised thereby.

                5.4.1 Positive Response's Right of First Refusal to Purchase
               Prior Amazing Discoveries Infomercials. National Media shall not enter into any transaction for the transfer of any or all of its interests in any or all of the Prior Amazing Discoveries Infomercials without first (a) notifying Positive Response in writing of the terms of all pending bona fide third party offers under consideration by National Media to acquire any or all of National Media's interest in any or all of the Prior Amazing Discoveries Infomercials, and (b) giving Positive Response the opportunity to acquire the interests being transferred on terms at least as favorable to National Media as those of the most favorable third party offer then under consideration (the
               "Right of First Refusal"). Third party consideration which cannot be acquired on the open market shall be ignored and consideration which can be acquired such as cash, stock or securities traded on a national exchange and credit shall be considered as part of the third party offer. Positive Response shall have a period of thirty (30) days from the date of its receipt of such notice to meet or exceed the most favorable third party offer then under consideration by National Media. If Positive Response fails to offer to meet or exceed such third party offer within such thirty-day period, then National Media shall be free to accept such third party offer and transfer its interest (including, without limitation, its right to continue to use the Service Mark in connection with airing such Prior Amazing Discoveries Infomercial(s)) in accordance therewith; provided, however, that such transfer must be made within sixty (60) days following the thirty-day period set forth above and must be in writing and made expressly subject to the continuation of the rights of Positive

               Response as set forth in the Settlement Agreement and Full and Mutual Release, and Production Agreement, by and between National Media and Positive Response, dated December 13, 1993.

                5.4.2 Permitted Transfers. Notwithstanding the provisions of
               Paragraph 5.4.1, National Media may transfer its interest in any or all of the Prior Amazing Discoveries Infomercials (a) to a wholly-owned subsidiary of National or Media Arts, (b) in connection with the merger or consolidation of National or Media Arts into or with another entity, or (c) in connection with the sale or transfer of all or substantially all of the assets of National Media, and in each such case Positive Response shall not have the right to exercise its Right of First Refusal. Any such transfer shall be in writing and made expressly subject to the continuation of the rights of Positive Response as set forth in this Agreement.

     6.   REPRESENTATIONS, WARRANTIES AND AGREEMENTS BY POSITIVE RESPONSE.

          6.1 United States Regulatory Compliance. Positive Response represents, warrants and covenants to National Media that (a) all information respecting a Product in an Infomercial will be accurate, to the best of Positive Response's knowledge, in all material respects, and (b) all Infomercials and Products will comply with all of the laws and regulations of the United States and those of its states relating to the advertisement, sale, use and effects of Products ("Applicable Law").

          6.2 Proprietary Rights. Positive Response represents, warrants and covenants to National Media with respect to each Infomercial and Product under this Agreement as follows:

                6.2.1 Power and Authority. Positive Response has all necessary power and authority to grant to National Media all of the rights and privileges granted pursuant to this Agreement.

                6.2.2 Intellectual Property. Positive Response owns all right, title and interest in and to the Intellectual Property.

                6.2.3 No Infringement. Neither the granting of the Marketing and Distribution Rights granted hereunder nor the exercise thereof by National Media in accor-dance with the terms of this Agreement will infringe or otherwise violate the proprietary rights of any person or entity or result in or create an obligation on the part of National Media to pay any fees, commission, royalties, compensation or other amounts of any kind to any third party other than amounts which become due in the normal course of business including but not limited to taxes, tariffs, duties and the like.

                6.2.4 No Adverse Claims. Positive Response is not aware of any claims, suits or demands made by any person or entity challenging or otherwise questioning the validity of its rights or the rights of its supplier in, to or with respect to the Products or the Intellectual Property associated with the Product or the Infomercial related thereto and shall disclose to National Media all such claims which may hereafter arise.

          6.3 Domestic Insurance. Positive Response represents, warrants and covenants to National Media that for so long as National Media continues to sell Product under this Agreement, Positive Response shall maintain (or shall cause its supplier to maintain) product liability insurance for sales in the United States and Canada in amounts and of a type customarily maintained by manufacturers or suppliers similarly situated but, in any event, not less than US $1,000,000 per occurrence. National Media shall be named as an additional insured on all such product liability insurance policies.

     7. REPRESENTATIONS, WARRANTIES AND AGREEMENTS BY NATIONAL MEDIA.

          7.1 Limited U.S. and Foreign Regulatory Compliance. National Media represents, warrants and covenants to Positive Response that (a) its sales of Product within the United States will comply with all of the laws and regulations of the United States and those of its states relating to the sale of goods by infomercial and (b) prior to its sale of Product outside of the United States and Canada, it will investigate the laws of each jurisdiction and advise Positive Response of any changes required to the Infomercial or Product so that each will comply, in all material res-pects, with the laws and regulations of those jurisdictions relating to the advertisement, sale, use and effects of the Product and the Infomercial.

          7.2 Air Time. In order to avoid overlap in the parties' airings of Infomercials on national cable, National Media represents, warrants and covenants to Positive Response that National Media will use reasonable efforts to provide Positive Response with schedules of its planned domestic airings of Infomercials as early as practicable in advance of such airings. Notwithstanding the foregoing, the parties acknowledge that all such airing schedules are subject to change based on changing marketing conditions, and that all schedules provided under this Paragraph 7.2 shall therefore be advisory only and shall not be binding on National Media.

          7.3 Intellectual Property Infringers. National Media represents, warrants and covenants to Positive Response that National Media shall promptly provide Positive Response written notice of any and all infringers or possible infringers of the Intellectual Property of which National Media or its subdistributors has knowledge and Positive Response may, in its discretion and at its own expense, prosecute such infringers and infringement action or assert any claim of infringement of the Intellectual Property without National Media's prior approval. Each party shall have the right (but shall not be required) to enforce Positive Response's rights in the Intellectual Property against infringement thereof. If the party seeking to enforce such rights (the "Enforcing Party") requests the other party (the "Non-Enforcing Party") to join its efforts to enforce such rights and the Non-Enforcing Party declines to do so, the Enforcing Party shall have the right (but shall not be required) to enforce such rights in the name of Positive Response. In such case, the Enforcing Party shall be responsible for all costs of such enforcement efforts. The Enforcing Party shall fully inform the Non-Enforcing Party of the status of any such enforcement efforts, and the Non-Enforcing Party shall retain the right to join in any such efforts at any time, after which the Non-Enforcing Party shall share equally in all subsequent costs of such enforcement efforts. The net proceeds (if any) of any settlement, judgment or award resulting from such enforcement efforts shall be divided among the parties in direct proportion to the expenses thereof borne by each.

          7.4 Indemnification For Acts of Subdistributors. National Media represents, warrants and covenants to Positive Response that National Media shall remain primarily liable to Positive Response for amounts due hereunder notwithstanding National Media's appointment of one or more subdistributors pursuant to Paragraph 1.1.5. National Media shall indemnify Positive Response under Paragraph 9.2 for the acts of its subdistributors.

          7.5 Customer List. With respect to sales of Product made by National Media through Television Marketing in the United States and Canada, National Media represents, warrants and covenants to Positive Response that National Media shall provide Positive Response, on a nonexclusive basis, with a Customer List for such sales on a royalty free basis. The Customer List shall be supplemented monthly by Product and shall include the names, addresses, and phone numbers of customers who purchase the Product.

          7.6 Foreign Insurance. National Media represents, warrants and covenants to Positive Response that for so long as National Media continues to sell Product under this Agreement in countries other than United States and Canada, National Media shall maintain product liability insurance for sales in countries other than the United States and Canada in amounts not less than US $1,000,000 per occurrence. Positive Response shall be named as an additional insured on all such product liability insurance policies.

     8.   MUTUAL REPRESENTATIONS AND WARRANTIES.

          8.1 Corporate Existence. National Media and Positive Response each represents and warrants to the other that it is duly organized and validly existing under the laws of its respective state of incorporation.

          8.2 Power and Authorization. National Media and Positive Response each represents and warrants to the other that it has the requisite power and authority (corporate and otherwise) to enter into this Agreement and has duly authorized by all necessary action the execution and delivery hereof by the officers whose names are signed on its behalf below.

          8.3 No Conflict. National Media and Positive Response each represents and warrants to the other that its execution and delivery of this Agreement and the performance of its obligations hereunder do not and will not conflict with or result in a breach of or a default under its respective organizational instruments or any agreement, instrument, order, law or regulation applicable to it or by which it may be bound.

          8.4 Enforceability. National Media and Positive Response each represents and warrants to the other that this Agreement has been duly and validly executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other laws of general application relating to or affecting the enforcement of creditors' rights and except as enforcement is subject to general equitable principles.

     9.   INDEMNIFICATION.

          9.1 By Positive Response. Subject to Paragraph 9.1.1 hereof, Positive Response shall defend, indemnify and hold harmless National Media and its officers, directors, employees, agents, successors-in-interest and assigns from and against any and all losses, obligations, deficiencies and liabilities whatsoever, including, without limitation, all accounts, suits, proceedings, claims, actions, causes of action, demands, interest, penalties, assessments, damages, judgments, awards, settlements, costs, reasonable attorneys' and accountants' fees and disbursements (collectively "Liabilities") which any of them may incur or become obligated to pay arising out of or resulting from (a) any alleged or actual noncompliance of any Infomercial with any Applicable Law, or (b) the use, misuse or effect (known or unknown) of any Product, without regard to whether such Liability arises in connection with regulatory enforcement or consumer claims.

                9.1.1 Exceptions. Positive Response shall have no duty under
               Paragraph 9.1 hereof or otherwise to defend, indemnify or hold harmless with respect to any Liabilities which (a) arise out of or result from any fraud, deception or knowing misrepresentation by or on behalf of National Media or any of its officers, directors, employees or agents; (b) arise out of or result from the material breach by National Media of any of its express representations, warranties, covenants, obligations, agreements or duties under this Agreement; or (c) are subject to National Media's duty to defend, indemnify and hold harmless pursuant to Paragraph 9.2.

          9.2 By National Media. Subject to Paragraph 9.2.1 hereof, National Media shall defend, indemnify and hold harmless Positive Response and its officers, directors, employees, agents, successors-in-interest and assigns from and against any and all Liabilities which any of them may incur or become obligated to pay arising out of or resulting from (a) the performance by National Media (or any of its officers, directors, employees or agents) of National Media's duties and obligations under this Agreement, or (b) the breach by National Media of any of its representation, warranties, covenants, obligations, agreements or duties under this Agreement.

                9.2.1 Exceptions. National Media shall have no duty under
               Paragraph 9.2 hereof or otherwise to defend, indemnify or hold harmless with respect to any Liabilities which (a) arising out of or result from any fraud, deception or knowing misrepresentation by or on behalf of Positive Response or any of its officers, directors, employees or agents; or (b) arise out of or result from the material breach by Positive Response of any of its express representations, warranties, covenants, obligations, agreements or duties under this Agreement; or (c) are subject to Positive Response's duty to defend, indemnify and hold harmless pursuant to Paragraph 9.1 hereof.

          9.3 Procedure. Promptly after learning of the occurrence of any event which may give rise to its rights under the provisions of this Paragraph 9, any person seeking to enforce such rights (a "Claiming Person") shall give written notice of such matter to the party against whom enforcement of such rights is sought (the "Indemnifying Party"). The Claiming Person shall cooperate with the Indemnifying Party in the negotiation, compromise and defense of any such matter. The Indemnifying Party shall be in charge of and control such negotiations, compromise and defense, provided that the Indemnifying Party shall promptly notify the Claiming Person of all developments in the matter. In no event shall the Claiming Person compromise or settle any such matter without the prior consent of the Indemnifying Party, which shall not be bound by any such compromise or settlement absent its prior consent (which consent shall not be unreasonably withheld or delayed). The Claiming Person shall retain the right to be represented, at its expense, by counsel of its choosing.

          9.4 Disclosure of Liabilities. So long as this Agreement shall remain in effect, National Media and Positive Response shall each be under a continuing duty to fully and promptly to disclose to the other all Liabilities subject to any duty of indemnification hereunder which shall at any time hereafter be threatened, asserted or entered against either party to this Agreement by any third party. National Media and Positive Response each further agrees to provide the other with copies of all documents relating to all such Liabilities.

     10. TERM AND TERMINATION.

          10.1 Term. The initial term of this Agreement shall begin on the date hereof and shall continue for a period ending on December 31, 1997 ("Initial Term"). Thereafter, the term shall continue for successive annual one-year periods unless either party has given the other written notice of its election to terminate this Agreement ("Renewal Period"). This Agreement may not be terminated without cause during the Initial Term and may only be terminated during the Initial Term pursuant to Paragraph 10.3. This Agreement may be terminated without cause at any time during any Renewal Period provided written notice of termination is given to the other party at least ninety (90) days prior to the effective date of such termination. The Initial Term and each Renewal Period, if any, are referred to herein as the Term. The parties understand that this Agreement contemplates the absolute ability of either party to terminate this Agreement during any Renewal Period as stated herein without the necessity of either party having any cause for such termination. During any of said Renewal Periods, National Media understands that Positive Response retains the right to terminate this Agreement in its sole discretion and Positive Response understands that National Media may also terminate the Agreement in its sole discretion.

          10.2 Rights and Obligations Upon Termination During Renewal Period. Upon the effective date of a termination of this Agreement during any Renewal Period in accordance with Paragraph 10.1 ("Elective Termination"), National Media's Marketing and Distribution Rights shall cease as to Infomercials produced by Positive Response after the Elective Termination except with respect to Amazing Discoveries Infomercials as set forth in Paragraph 10.2.1. With respect to Infomercials and Products being distributed by National Media at the time of Elective Termination, National

     Media shall be entitled to continue to distribute each such Product until such time as National Media's gross revenues from the sale of a Product falls below $10,000 per month for three (3) consecutive months at which time National Media's Marketing and Distribution Rights to said Product shall cease.

                10.2.1 Right of First Refusal For Marketing and Distribution
               Rights to Amazing Discoveries Infomercials. National Media shall have a right of first refusal to obtain the Marketing and Distribution Rights to Amazing Discoveries Infomercials produced after an Elective Termination of this Agreement ("Future Amazing Discoveries Infomercials") on the conditions set forth in this Paragraph 10.2.1. Positive Response shall not enter into an agreement with an unrelated third party for the distribution and marketing of Future Amazing Discoveries Infomercials without first (a) notifying National Media in writing of the terms of all pending bona fide third party offers under consideration by Positive Response to market and distribute Future Amazing Discoveries Infomercials, and (b) giving National Media the opportunity to offer to market and distribute Future Amazing Discoveries Infomercials on terms at least as favorable to Positive Response as those of the most favorable third party offer then under consideration ("Right of First Refusal"). National Media shall have a period of thirty (30) days from the date of its receipt of such notice to meet or exceed the most favorable third party offer then under consideration by Positive Response. If National Media fails to offer to meet or exceed all of the terms of such third party offer within such thirty-day period, then Positive Response shall be free to accept such third party offer to market and distribute Future Amazing Discoveries Infomercials; provided, however, that such agreement must be made within sixty (60) days following the thirty-day period set forth above and must be in writing.

          10.3 Events Permitting Termination. Without regard to the Term set forth in Paragraph 10.1, either party may terminate this Agreement in whole or in part upon thirty (30) days written notice thereof to the other party upon the material breach by the other party of any of its representa-tions, warranties, covenants or agreements contained in this Agreement. Upon the expiration of such notice period, this Agreement shall terminate (in whole or in part, as the case may be) without the need for further action by either party; provided, however, that if the breach upon which such notice of termination is based shall have been fully cured to the reasonable satisfaction of the non-breaching party within such thirty-day period, then such notice of termination shall be deemed rescinded, and this Agreement shall be deemed reinstated and in full force and effect. Such right of termination shall be in addition to such other rights and remedies as the terminating party may have under applicable law. With respect to Infomercials and Products being distributed by National Media on the effective date of a termination of this Agreement in accordance with this Paragraph 10.3, National Media shall be entitled to continue to market each such Product for a period of one hundred eighty (180) days following the effective date of said termination. During said one hundred eighty (180) day period, National Media shall have the right to market its then remaining inventory of Products and at the end of such one hundred eighty
     (180) day period, National Media's Marketing and Distribution Rights to all Products and Infomercials shall cease.

          10.4 Rights and Obligations When Marketing and Distribution Rights Cease. At such time as National Media's Marketing and Distribution Rights cease under Paragraph 10.2 or Paragraph 10.3, National Media shall have no further Marketing and Distribution Rights. National Media shall promptly pay all amounts owing to Positive Response including any such amounts which might have become due at some future date because of deferred payment or credit agreement. At such time as National Media's Marketing and Distribution Rights cease, National Media shall (a) immediately discontinue the use of the Intellectual Property and thereafter shall no longer use or have the right to use the Intellectual Property or any variation or simulation thereof, or any words or marks similar thereto or to directly or indirectly, manufacture, market or sell the Products with or without the Intellectual Property; (b) National Media shall promptly and diligently deliver all master and duplicate videotapes of Infomercials and Deriva-tive Works; and (c) upon reasonable request, promptly execute and deliver to Positive Response documents in form and substance satisfactory to Positive Response assigning to Positive Response all of National Media's rights, title and interest, if any and into any Intellectual Property.

          10.5 Survival of Necessary Rights Upon Termination. Each Paragraph of this Agreement which is necessary for a party to enforce its rights immediately prior to or as a consequence of a termination of this Agreement under Paragraph 10.2 or Paragraph 10.3 shall survive any termination of this Agreement.

     11.  RECORD KEEPING; AUDIT RIGHTS.

          11.1 Generally. During the term of this Agreement and for three (3) years thereafter, (a) National Media shall maintain and retain complete and accurate records of all sales of Product arising from the exercise of its Marketing and Distribution Rights, and (b) Positive Response shall maintain and retain complete and accurate records of all Infomercial Production Costs. During such period, all such records shall be made available for inspection by National Media or Positive Response, as the case may be (or its respective designee) at the inspecting party's expense during normal business hours upon reasonable prior written notice (which in any event shall not be less than ten (10) business days). National Media shall arrange for the inspection of foreign sales records at its United States corporate headquarters.

          11.2 Audit Rights. National Media or Positive Response, as the case may be, may cause such records to be audited at its expense upon twenty
     (20) business days prior written notice to the other; provided, however, that if any such audit shall show either (a) underpayment of amounts due hereunder from National Media to Positive Response (excluding interest), or
     (b) overpayment of Infomercial Production Costs or Amazing Discoveries set and graphics cost (excluding interest) to Positive Response by National Media, and such underpayment or overpayment exceeds by more than three percent (3%) of the total amount actually due, then the party whose records is under review shall bear the actual costs of such audit.

     12.  INDEPENDENT CONTRACTOR.

          No party nor any of its officers, employees, agents or representatives is an employee or agent of any other party for any purpose whatsoever. Rather, each party is and shall at all times remain an independent contractor. This Agreement does not and shall not be construed to create any association, partnership or joint venture between the parties. Each party shall have sole control of the manner and means of performing its respective obligations under this Agreement. Except as otherwise specifically provided herein, each party shall be responsible for all expenses and disbursements which it incurs in connection with this Agreement. No party has, nor shall it hold itself out as having, any right, power or authority to create any contract or obligation either express or implied, on behalf of, in the name of, or binding upon any other party, unless such other party shall consent thereto in writing. Each party shall have the right to appoint and shall be solely responsible for its own sales force, employees, agents and representatives, who shall be at such party's own risk, expense and supervision and shall not have any claim against any other party for compensation or reimbursement.

     13.  INJUNCTIVE RELIEF.

          Each party acknowledges that a breach of any of the covenants contained in Paragraph 1.2.1 of this Agreement by National Media or National Media continuing to exercise Marketing and Distribution Rights after those rights have ceased under Paragraph 10 will result in irreparable and continuing damage to Positive Response for which there will be no adequate remedy at law. Accordingly, in the event of any such breach, Positive Response shall be entitled to injunctive relief and/or an order for specific performance with respect to such breach. National Media shall not oppose such relief on the grounds that there is an adequate remedy at law, and such right shall be cumulative and in addition to any other remedies at law or in equity (including monetary damages) which Positive Response may have.

     14. MISCELLANEOUS.

          14.1 Notices. All notices, requests, instructions, consents and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed received (a) on the same day if delivered in person, by same day courier or by telegraph, telex or facsimile transmission, (b) on the next day if delivered by overnight mail or courier, or (c) on the date indicated on the return receipt, or if there is no such receipt, on the third calendar day (excluding Sundays) if delivered by certified or registered mail, postage prepaid, to the party for whom intended to the following addresses:

               If to National Media:
               ---------------------

                    National Media Corporation
                    1700 Walnut Street
                    Philadelphia, PA 19103
                    Attention: Mark P. Hershhorn, President
                    Fax: (215) 772-5013

               If to Positive Response:
               ------------------------

                    Positive Response Television, Inc.
                    14724 Ventura Boulevard, Suite 600
                    Sherman Oaks, CA 91502
                    Attention: Stephen A. Weber, President
                    Fax: (818) 380-6966

     Any party may by written notice given to the other in accordance with this Agreement change the address to which notices to such party are to be delivered.

          14.2 Entire Agreement. Except for (a) the Settlement Agreement and Full and Mutual Release and (b) the Production Agreement, each dated December 13, 1993, this Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes in their entirety all prior agreements and understandings between the parties with respect to the subject matter hereof, whether oral or written which shall have no further force or effect. The terms of this Agreement as set forth in the numbered paragraphs hereof are contractual and not mere recitals. Each party has executed this Agreement without reliance upon any promise, representation or warranty other than those expressly set forth herein. Each party acknowledges that (a) it has carefully read this Agreement; (b) it has had the assistance of legal counsel of its choosing (and such other professionals and advisors as it has deemed necessary) in the review and execution hereof; (c) the meaning and effect of the various terms and provisions hereof have ben fully explained to it by such counsel; (d) it has conducted such investigation, review and analysis as it has deemed necessary to understand the provisions of this Agreement and the transactions contemplated hereby; and (e) it has executed this Agreement of its own free will.

          14.3 Amendment. No amendment of this Agreement shall be effective unless embodied in a written instrument executed by all of the parties.

          14.4 Waiver. Any waiver by any party of any breach or default of any provision of this Agreement shall not constitute a waiver of such provision or any subsequent breach or default thereof.

          14.5 Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

          14.6 Assignability. No party hereto may assign this Agreement or any rights or duties hereunder to any person or entity without the prior written consent of the other party, and any attempted assignment without such consent shall be void. Notwithstanding the foregoing, it is understood and agreed that National Media may exercise its rights and perform its obligations hereunder, in whole or in part, by itself or through a subdistributor under Paragraph 1.1.5 including any one or more of its existing or future wholly-owned subsidiary corporations, including, without limitation, Media Arts, Quantum Marketing International, Inc. and Quantum International, Ltd.; provided, however, that in such case (a) such subsidiary shall have agreed in writing to be bound by all of the terms and conditions of this Agreement; and (b) National Media shall remain primarily liable for all of its obligations under this Agreement, notwithstanding the exercise of any of its rights or duties by such subsidiary or subdistributor hereunder.

          14.7 Governing Law; Jurisdiction.

                14.7.1 Governing Law. Except to the extent that federal law is required under the Federal Arbitration Act by Paragraph 14.7.2, this Agreement shall be governed by and construed in accordance with the internal laws of the State of California without regard to conflict of laws principles.

                14.7.2 Disputes. Any dispute, claim or controversy of any
               kind, whether in contract or in tort, statutory or common law, legal or equitable, now existing or hereafter existing between the parties in any way arising out of, pertaining to or in connection with: (a) this Agreement or any related agreements, documents or instruments, (b) all past and present agreements of any kind, (c) any incidents, omissions, acts, practices or occurrences, (d) any aspect of the past or present relationship between the parties, (e) the Settlement Agreement and Full and Mutual Release by and between the parties dated December 13, 1993 (Section 9.3 of said agreement being deleted and this Paragraph
               14.7.2 being inserted in lieu thereof), or (f) the Production Agreement by and between the parties dated December 13, 1993 (Section 15.7(b) of said agreement being deleted and this Paragraph 14.7.2 being inserted in lieu thereof) shall be resolved exclusively through arbitration administered by Judicial Arbitration & Mediation Services, Inc.-Endispute ("JAMS"). It is the intention of the parties that all future disputes between the parties, if any, be decided by arbitration as set forth in this Paragraph 14.7.2 whether or not such dispute is related to or arises out of this Agreement.

                     14.7.2.1 Interstate Commerce. The parties hereto
                    acknowledge that this Agreement, the actions contemplated by this Agreement and the prior agreements and relationships between the parties involve interstate commerce.

                     14.7.2.2 Exclusive Jurisdiction and Venue. The parties
                    consent to the personal jurisdiction and venue of the United States District Court for the Central District of California in Los Angeles, California and the Los Angeles Superior Court. National Media specifically recognizes and acknowledges the waiver of its rights to transfer the arbitration based upon forum non conveniens or any similar argument.

                     14.7.2.3 Arbitration. Any and all disputes, claims or
                    controversies shall be resolved by final and binding arbitration before a judicial panelist of JAMS ("Arbitrator"). The hearing shall be conducted at a location determined by the Arbitrator in Los Angeles, California and shall be administered by the Arbitrator in accordance with JAMS then existing Rules of Practice & Procedure.

                     14.7.2.4 Enforcement of Arbitration Award. Any party to the arbitration may apply to (a) the United States District Court for the Central District of California for an order confirming the award pursuant to 9 U.S.C. Section 9, the Federal Arbitration Act or (b) the Los Angeles Superior Court. The parties agree that the United States District Court for the Central District of California shall have jurisdiction over the parties hereto for entering judgment on such award. Such award shall include any legal and/or equitable relief. Further, an award may include any provisional remedy, including, but not limited to, injunctive relief and prejudgment writs of attachment.

                     14.7.2.5 Failure to Arbitrate Under Agreement. A party
                    aggrieved by the failure, neglect or refusal of another to arbitrate under this Agreement may petition the United States District Court for the Central District of California pursuant to 9 U.S.C. Section 4 for an order directing that such arbitration proceed in the manner provided herein.

                     14.7.2.6 WAIVER OF JURY TRIAL. THE PARTIES EXPRESSLY WAIVE
                    ANY RIGHTS TO A TRIAL BY A JURY.

                     14.7.2.7 Waiver of Right to Appeal. The parties expressly
                    waive the right to appeal the judgment upon the arbitration award.

                     14.7.2.8 Nonexistence of JAMS. The parties agree that, if
                    for any reason, JAMS is no longer in existence at the time any dispute arises which is to be governed by this Paragraph 14.7.2, the parties shall nevertheless conduct mediation and arbitration in accordance with the JAMS Rules of Practice & Procedure for Arbitration 1994 Edition, a copy of which is attached hereto as Exhibit "C" and incorporated herein by reference, before a retired judge selected by the parties. If the parties cannot agree on a retired judge to act as mediator or arbitrator, then each party shall designate a retired judge and the retired judges so designated shall select another retired judge to act as mediator or arbitrator, who shall not be selected from among those retired judges selected by the parties.

          14.8 Severability. All of the provisions of this Agreement are intended to be distinct and severable. If any provision of this Agreement is or is declared to be invalid, illegal, void or unenforceable in any jurisdiction for any reason whatsoever, then such provision shall be deemed stricken and ineffective in such jurisdiction only to the extent of such invalidity, illegality, voidness or unenforceability, and the remaining terms and provisions of this Settlement Agreement shall continue in full force and effect. Sun invalidity, illegality, voidness or unenforce-ability shall not affect either the balance of such provision, to the extent it is not invalid or unenforceable, or the remaining provisions hereof, nor render invalid, illegal, void or unenforceable such provision in any other jurisdiction. If any provision of this Agreement shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent permitted by applicable law.

          14.9 Further Actions. Each party shall diligently and promptly execute such additional instruments and take such further actions as may be reasonably requested by any other party in order to carry out the intents and purposes of this Agreement.

          14.10 Time of the Essence. Time is of the essence of this Agreement.

          14.11 Attorneys' Fees and Costs. In the event of litigation between the parties to enforce any rights hereunder, the prevailing party shall be entitled to recover, as an element of its costs and not as damages, and in addition to such other relief as may be awarded, the reasonable attorneys' fees, expenses and costs which it incurred in such litigation. Such fees, expenses and costs shall include, without limitation, those incurred (a) in respect of investigation of claims and defenses, (b) in appellate proceedings, if any, and (c) in proceedings (whether brought in any case under the Bankruptcy Code or otherwise) to enforce or collect any judgment. For purposes of this Paragraph 14.11, the "prevailing party" shall be the party which is entitled to recover costs incurred in connection with the proceeding, whether or not such proceeding proceeds to final judgment. Attorneys' fees awarded by any court or tribunal shall be counted in calculating the amount of a judgment for purposes of determining whether a party is the prevailing party for purposes of this Paragraph 14.11.

          14.12 Force Majeure. Neither National Media nor Positive Response shall be responsible for any delay or failure in performance of any part of this Agreement to the extent that such delay or failure is caused by fire, flood explosion, war, strike, embargo, government requirement, civil or military authority, act of God, inability to obtain raw materials or supplies of Product(s), acts or omissions of carriers and other similar causes beyond its control.

          14.13 Headings. The headings of paragraphs and subparagraphs have been included for reference and convenience only, shall not define, limit or describe the scope, meaning or intent of any provision of this Agreement, and shall not be considered in interpreting this Agreement.

          14.14 Counterparts. This Agreement may be executed in one or more counterpart, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. This Agreement may be executed and delivered via electronic facsimile transmission with the same force and effect as if it were executed and delivered by the parties simultaneously in the presence of one another.

          14.15 Interpretation and Construction. This Agreement has been fully and freely negotiated by all of the parties hereto, shall be considered as having been drafted jointly by all of the parties hereto, and shall not be interpreted or construed against any party on account of its participa-tion in the drafting hereof or otherwise.

          14.16 License of Intellectual Property Under Bankruptcy Code. Provided National Media is not then in material breach under this Agreement, this Agreement shall be deemed to be a license of rights to intellectual property by Positive Response to National Media as licensee as to which National Media may make an election under Section 365(n) of the Bankruptcy Code, 11 U.S.C. Section 365(n).

               IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed in duplicate original on the date first written above.

     ATTEST:                       NATIONAL MEDIA CORPORATION

     By:  ___________________      By:  ____________________
          Marshall Fleisher             Mark P. Hershhorn
          Vice President                President

     ATTEST:                       MEDIA ARTS INTERNATIONAL, LTD.

     By:  ___________________      By:  ____________________
          Marshall Fleisher             Mark P. Hershhorn
          Vice President                President

     ATTEST:                       POSITIVE RESPONSE TELEVISION,

                                      INC.

     By:  ___________________      By:  ____________________
          Stephen A. Weber              Michael S. Levey
          President                     Chairman of the Board

                             EXHIBIT LIST

     Ex. No.   Description
     ------   ------------

       A       Assignment of United States Service Mark

       A-1     Example to Product Pricing and Payment

       B       List of Foreign Registrations and Pending
               Applications For The Amazing Discoveries Service
               Mark

       C       JAMS Rules of Practice & Procedure for Arbitration
               1994 Edition

                                  EXHIBITS
                                  ________




Exhibits have been intentionally excluded.